Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT
The following are the subsidiaries of SoFi Technologies, Inc., omitting certain subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary:

Name	State or Other Jurisdiction of Organization
Social Finance, Inc. (1)	DE
SoFi Lending Corp.(1)	CA
SoFi Securities LLC	NY
Galileo Financial Technologies, LLC	DE
SoFi Holdings (Hong Kong) Limited (2)	HK
SoFi International Hold Co.	DE
SoFi Professional Loan Program 2016-B LLC	DE
SoFi Professional Loan Program 2016-C LLC	DE
SoFi Professional Loan Program 2016-D LLC	DE
SoFi Professional Loan Program 2016-E LLC	DE
SoFi Professional Loan Program 2017-A LLC	DE
SoFi Professional Loan Program 2017-B LLC	DE
SoFi Professional Loan Program 2017-C LLC	DE
SoFi Consumer Loan Program 2016-1 LLC	DE
SoFi Consumer Loan Program 2016-2 LLC	DE
SoFi Consumer Loan Program 2016-3 LLC	DE
SoFi Consumer Loan Program 2018-3 Trust	DE
SoFi Consumer Loan Program 2018-4 Trust	DE
(1)The names of five warehouse financing facilities that are direct subsidiaries of Social Finance, Inc. and twenty warehouse financing facilities that are direct subsidiaries of SoFi Lending Corp., all of which operate in the United States, have been omitted, as they are wholly-owned subsidiaries carrying on the same line of business.
(2)The names of six subsidiaries under SoFi Holdings (Hong Kong) Limited have been omitted, operating in Hong Kong, Singapore and United Arab Emirates, as they are wholly-owned subsidiaries carrying on the same line of business.